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Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma combined balance sheet as of September 26, 2004 and unaudited pro forma combined statements of income for the year ended December 28, 2003 and the nine months ended September 26, 2004 (collectively, the "Pro Forma Statements") are based on the historical Consolidated Financial Statements of Serologicals Corporation (the "Company") and Upstate Group, Inc. and Subsidiaries ("Upstate"). The Company's historical financial statements referred to above for the year ended December 28, 2003 are included in the Company's Annual Report on Form 10-K for the year ended December 28, 2003 and the historical financial statements for the nine months ended September 26, 2004 are included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 2004. The audited consolidated balance sheets of Upstate as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2003 and the unaudited consolidated balance sheet of Upstate as of September 30, 2004 and the related unaudited consolidated statements of operations and cash flow for the nine months ended September 30, 2004 are included in this Form 8-K/A as item 9.01(a) Financial Statements and Exhibits. The Pro Forma Statements were adjusted to give effect to the acquisition of Upstate pursuant to the Agreement and Plan of Merger dated September 7, 2004, by and among Serologicals Corporation, Cavalier Acquisition Company, LLC, Upstate Group, Inc. and an individual who serves as the representative of the Upstate stockholders, as amended (the "Acquisition"). The Acquisition was accounted for in the Pro Forma Statements using the purchase method of accounting based on the assumptions and adjustments in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. The pro forma combined balance sheet gives effect to the transaction as if it occurred on September 26, 2004 and the pro forma combined statements of income give effect to the transaction as if it occurred on December 30, 2002, the first day of the Company's 2003 fiscal year.

        The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Statements are provided for informational purposes only and do not purport to represent what the Company's financial position and results of operations would actually have been had the Upstate Acquisition in fact occurred on such dates or to project the Company's financial position or results of operations for any future period. Furthermore, the estimated purchase allocation is preliminary and is subject to further revision.

        The Pro Forma Statements and the Notes thereto should be read in conjunction with the historical Consolidated Financial Statements of the Company and the Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 28, 2003 and the historical Consolidated Financial Statements of Upstate and the Notes thereto included in this Form 8-K/A.

Serologicals Corporation
Unaudited Pro Forma Combined Balance Sheet
September 26, 2004
(in thousands)

	Serologicals as Reported	Upstate Historical	Pro Forma Adjustments		Serologicals Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$50,357	$1,238	$(25,040)	(1)(3)	$26,555
Trade accounts receivables, net	31,096	6,461	—		37,557
Inventories	39,195	8,820	—		48,015
Other current assets	14,190	1,700	—		15,890

Total current assets	134,838	18,219	(25,040)		128,017
Property and equipment, net	83,562	6,463	3,052	(4)	93,077
Goodwill	107,022	—	130,074	(4)	237,096
Intangible assets, net	47,579	3,161	71,939	(4)	122,679
Other assets, net	6,371	14	939	(4)	7,324

Total assets	$379,372	$27,857	$180,964		$588,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$1,842	$1,736	$370	(3)	$3,948
Accounts payable	5,453	8,796	(594)	(6)	13,655
Accrued liabilities	21,726	2,200	(433)	(6)	23,493
Deferred revenue	—	102	—		102

Total current liabilities	29,021	12,834	(657)		41,198
Long-term debt and capital lease obligations, less current maturities	132,244	4,136	76,390	(3)	212,770
Deferred income taxes	20,115	—	17,000	(4)	37,115
Other liabilities	149	—	—		149

Total liabilities	181,529	16,970	92,733		291,232

Redeemable preferred stock	—	26,622	(26,622)	(5)	—

Cumulative convertible preferred stock	—	1,512	(1,512)	(5)	—

Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	284	—	43	(5)	327
Additional paid in capital	125,561	8,532	93,925	(5)	228,018
Deferred compensation	—	(2,200)	2,200	(5)	—
Retained earnings	87,838	(24,010)	20,628	(5)(6)	84,456
Accumulated other comprehensive income	4,507	431	(431)	(5)	4,507
Less: Treasury stock at cost	(20,347)	—	—		(20,347)

Total stockholders' equity	197,843	(17,247)	116,365		296,961

Total liabilities and stockholders' equity	$379,372	$27,857	$180,964		$588,193

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Unaudited Pro Forma Combined Statement of Income
For the Twelve Months Ended December 28, 2003
(in thousands, except share and per share amounts)

	Serologicals as Reported	Upstate Historical	Pro Forma Adjustments		Serologicals Pro Forma
Net sales	$146,915	$44,158	$(289)	(2)	190,784
Cost of sales	65,675	14,592	(1,510)	(2)(4)(6)	78,757

Gross profit	81,240	29,566	1,221		112,027
Selling, general and administrative	43,668	17,768	333	(4)(6)	61,769
Research and development	6,214	9,919	98	(6)	16,231
Amortization of intangibles	2,175	—	4,523	(4)	6,698
Non cash stock compensation	—	919	(919)	(6)	—
Special charges, net	2,778	—	—		2,778
Purchased in-process research and development	—	—	3,253	(4)	3,253

Operating income	26,405	960	(6,067)		21,298
Other (income) expenses, net	180	(55)	—		125
Write-off of deferred financing costs	4,492	—	187	(7)	4,679
Interest expense	4,384	504	3,103	(7)	7,991
Interest income	(255)	(24)	238	(7)	(41)

Income before income taxes	17,604	535	(9,595)		8,544
Provision for income taxes	5,537	180	(2,064)	(8)	3,653

Net income from continuing operations	$12,067	$355	$(7,531)		$4,891

Net income per common share:
Basic	$0.49				$0.17

Diluted	$0.48				$0.17

Weighted average shares:
Basic	24,549,322		4,333,315	(5)	28,882,637

Diluted	24,960,208		4,333,315	(5)	29,293,523

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Unaudited Pro Forma Combined Statement of Income
For the Nine Months Ended September 26, 2004
(in thousands, except share and per share amounts)

	Serologicals as Reported	Upstate Historical	Pro Forma Adjustments		Serologicals Pro Forma
Net sales	$126,761	$40,784	$(293)	(2)	167,252
Cost of sales	57,379	12,892	(1,176)	(2)(4)(6)	69,095

Gross profit	69,382	27,892	883		98,157
Selling, general and administrative	38,029	15,416	(87)	(6)	53,358
Research and development	6,112	8,488	91	(6)	14,691
Amortization of intangibles	2,064	—	3,392	(4)	5,456
Noncash stock compensation	—	679	(679)	(6)	—
Provision for claim settlement	—	109	(109)	(6)	—

Operating income	23,177	3,200	(1,725)		24,652
Other (income) expenses, net	(231)	(78)	—		(309)
Interest expense	3,527	499	2,261	(7)	6,287
Interest income	(582)	(16)	179	(7)	(419)

Income before income taxes	20,463	2,795	(4,165)		19,093
Provision (benefit) for income taxes	6,343	117	(541)	(8)	5,919

Net income	$14,120	$2,678	$(3,624)		$13,174

Net income per common share:
Basic	$0.57				$0.45

Diluted	$0.48				$0.38

Weighted average shares:
Basic	24,943,488		4,333,315	(5)	29,276,803

Diluted	34,305,938		4,333,315	(5)	38,639,253

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Notes to Unaudited Pro Forma Combined Financial Statements

1.     MAJOR ASSUMPTIONS

        On October 14, 2004, effective as of October 1, 2004, Serologicals Corporation ("Serologicals" or the "Company") acquired Upstate Group, Inc., a privately held company headquartered in Virginia ("Upstate"), pursuant to the definitive Agreement and Plan of Merger dated September 7, 2004 (the "Merger Agreement") as amended by the Amendment to Agreement and Plan of Merger, dated October 14, 2004 (the "Amendment") between Serologicals and Upstate for total consideration of $205 million in Serologicals common stock and cash. In addition, Serologicals paid approximately $3.9 million in related transaction fees.

        Serologicals issued 4,333,315 shares of its common stock at an average price of $23.6539 per share, based on the average trading price of Serologicals' common stock as traded on the NASDAQ during the 20 trading days between September 14, 2004 and October 11, 2004, to certain stockholders of Upstate as consideration for the Acquisition, with the balance of the consideration funded in cash. Serologicals financed the cash portion of the Acquisition using a combination of cash on hand and proceeds from a new credit facility.

        In connection with the Upstate acquisition, the Company entered into the new $125 million credit agreement with a bank syndicate consisting of an $80 million seven-year term loan and a $45 million five-year revolver replacing the Company's existing $30 million revolving credit facility. The Company used the proceeds of the $80 million term loan, less issuance costs of approximately $1.1 million, and cash on hand to finance the Acquisition.

        The Acquisition was accounted for in the Pro Forma Statements using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), whereby the total cost of the acquisition has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values at the effective date of the Acquisition. The estimated purchase allocation is preliminary and is subject to revision. A third party valuation of the intangible assets is being conducted, and the final allocation will be made when completed.

        The unaudited pro forma combined statements of income were prepared as if the Acquisition occurred on December 30, 2002 (the first day of the Company's 2003 fiscal year), and the unaudited pro forma combined balance sheet was prepared as if the Acquisition occurred on September 26, 2004. These statements do not purport to represent what the Company's financial position and results of operations would actually have been had the Acquisition in fact occurred on such dates or to project the Company's financial position or results of operations for any future period. Furthermore, the allocation of the purchase price is preliminary and subject to further revision.

        The Pro Forma Statements have been prepared based on the annual audited consolidated financial statements of the Company and Upstate and for their respective years ended 2003 and the unaudited consolidated financial statements for the nine months ended September 26, and September 30, 2004, respectively.

2.     ELIMINATION OF INTERCOMPANY TRANSACTIONS

        The Company and Upstate have periodically had product sales between them and have entered into various license agreements for use of technology and product development. Intercompany transactions have been eliminated in the combined Pro Forma Statements.

3.     DEBT AND NOTES PAYABLE

        All of Upstate's outstanding debt and notes payable, except certain capitalized leases, were repaid at closing from cash proceeds from the Acquisition. The pro forma adjustments reduced current maturities of long term debt and capital lease obligations and long-term debt and capital lease obligations, less current maturities by $.4 million and $2.8 million, respectively. The remaining debt represents the 4.75% Convertible Debentures, the $80 million term loan and certain capitalized leases assumed by the Company. Additionally, the Company funded the cash portion of the Acquisition, totaling $103.9 million including acquisition costs less capital leases assumed, from the net proceeds of the $80 million seven-year term loan and available cash on hand. Acquisition costs and debt refinancing costs totaled $3.9 million and $1.1 million, respectively. A pro forma adjustment of $0.8 million was made to reclassify the portion of the term loan from long-term debt and capital lease obligations to current maturities of long-term debt and capital lease obligations as this amount is due within 12 months of issuance. Pro forma long-term debt and capital lease obligations at September 26, 2004 consisted of the following (in thousands):

4.75% Convertibles Debentures	$130,782
Term loan	80,000
Capital lease obligations	5,936

216,718
Less current maturities	(3,948)

$212,770

4.     PURCHASE PRICE AND LONG-TERM TANGIBLE AND INTANGIBLE ASSETS

        The components of the purchase price were determined as follows (in thousands):

Value of common stock issued at closing	$102,500
Cash paid at closing	99,990
Direct costs of acquisition	3,924
Current liabilities assumed	11,421
Long-term liabilities assumed	1,326
Estimated long-term deferred income taxes	17,000

$236,161

        Preliminary purchase price allocations have resulted in the following long-term asset classifications (in thousands):

ASSET DESCRIPTION	ESTIMATED FAIR VALUE	ESTIMATED LIFE
Fixed assets	$9,515	3-35 years
Developed technology and brands	52,200	16 years
Trademarks and trade names	9,600	Indefinite
Software and information database	1,400	3 years
Customer base	11,900	15 years
Goodwill	130,074	Indefinite

        Based on the results of the preliminary valuation, the Company expects that there will be a write-off of purchased in-process research and development of approximately $3.3 million, which was reflected in the Pro Forma Statements as a charge to income during the twelve months ended December 28, 2003, and also reflected in the September 26, 2004 Balance Sheets as an adjustment to Retained Earnings. Pro forma adjustments for decreases in depreciation of $1.3 million and $1 million and increases in amortization of $4.25 million and $3.2 million at December 28, 2003 and September 26, 2004, respectively, were calculated by determining the amount of depreciation and amortization for the period using the fair values and the lives above, and adjusting the actual amounts recognized for the periods by the amounts calculated to arrive at a net adjustment. In accordance with

SFAS 141, goodwill and trademarks and trade names related to this transaction are not amortized as they are indefinite lived assets.

        Upstate had net deferred tax assets of approximately $7 million at December 31, 2003, primarily consisting of available world-wide net operating loss carryforwards and certain other temporary differences between financial statement income and income that would be reported on its income tax returns. Upstate had provided a valuation allowance against all of the deferred tax assets, however the Company expects to realize the future benefit of these deferrals and these assets were included in the estimated value of assets acquired. Additionally the Pro Forma Financial Statements include an estimate of the deferred income tax liability, $24 million, arising from the basis difference between financial statements and income taxes on the estimated value allocated to the defined life intangible assets. This liability was calculated by multiplying the Company's expected effective tax rate (see Note 8) times the total estimated value of all long-term assets, excluding goodwill. It was assumed that all of these deferred taxes were long-term, resulting in a net deferred income tax liability arising from the purchase of $17 million at September 26, 2004.

5.     ISSUANCE OF COMMON STOCK

        In connection with the Acquisition, the Company issued 4,333,315 shares of its common stock at a price of $23.6539 per share, based on the average trading price of its common stock as traded on the NASDAQ during the 20 trading days between September 14, 2004 and October 11, 2004, to certain preferred and common stockholders of Upstate as consideration for the Acquisition, with the balance of the consideration funded in cash. The issuance of these shares is reflected in the stockholders' equity section of the balance sheet at September 26, 2004. Primary and fully diluted common shares have been adjusted to reflect these shares as outstanding effective December 30, 2002, the first day of the Company's 2003 fiscal year. Accordingly primary and fully diluted earnings per share have been recalculated as though these shares had been outstanding for all of the year ended December 28, 2003 and for the nine months ended September 26, 2004.

6.     NONCASH STOCK COMPENSATION AND NONRECURRING EXPENSES

        Noncash stock compensation expense presented in the Upstate historical financial statements was reclassified in the pro forma statements of income as follows (in thousands):

	September 26, 2004	December 28, 2003
Cost of goods sold	$83	$67
Selling, general, and administrative	505	603
Research and development	91	249

	$679	$919

        Upstate recorded a $.1 million additional provision for the settlement of a lawsuit in September 2004. Previously in 2002, Upstate had recorded $.45 million as an estimated settlement on this claim. Accordingly, at September 30, 2004, Upstate had a $.55 million accrual recorded on its balance sheet. This settlement was paid in cash during October 2004 from the proceeds of cash consideration paid in the Acquisition.

        In September 2004, Upstate accrued to expense $.39 million for costs associated with the Acquisition.

        In 2003, Upstate incurred $.15 million in research and development expense on behalf of an abandoned subsidiary operation.

        These expenses are eliminated from the Pro Forma Statements for each of the appropriate periods because they were not considered as part of the ongoing operations of the combined companies. The following table summarizes for each period the effect these adjustments have on operations (in thousands):

	September 26, 2004	December 28, 2003
Claim settlement	$109	$—
Acquisition costs	390	—
Expenses on behalf of abandoned operation	—	151

	$499	$151

7.     INTEREST INCOME AND EXPENSE

        The pro forma interest income was reduced by $.2 million for both the year ended 2003 and the nine months ended September 26, 2004. This reflects the reduction of cash on hand of approximately $25 million, which was used to fund the Acquisition as though it occurred on December 29, 2002, the first day of the Company's 2003 fiscal year. It was assumed the average balance available during this period for investment was reduced by this amount and less interest income was earned.

        The pro forma interest expense adjustment of $3.1 million and $2.3 million in 2003 and 2004, respectively were calculated reflecting that the Acquisition was funded with an $80 million term loan and cash on hand. The Company also assumed that the debt balance remained constant during 2003 and 2004. The pro forma adjustment for interest was calculated using a weighted average interest rate of 4%. The Company selected 4% as it approximates the average LIBOR rate, 1.5%, during the 18 month period covered by the Pro Forma Statements plus 250 basis points as provided for in the credit agreement. Additionally interest expense includes a pro forma adjustment of $.2 million and $.1 million for amortization of capitalized debt costs associated with the Company's new credit facility during fiscal year 2003 and the nine months in 2004, respectively. During 2003, the Pro Forma Financial Statements include a write off of $.2 million representing the unamortized portion of the Company's old $30 million revolver, which was replaced with a new $45 million revolver. Interest expense includes a pro forma adjustment to reverse interest cost associated with Upstate's borrowings repaid at closing of $.26 million and $.27 million in 2003 and 2004, respectively.

8.     INCOME TAXES

        The income tax effect included in the pro forma adjustments for the twelve months ended December 26, 2003 was calculated assuming pro forma income before taxes was taxed at 43%. This rate was determined based on Serologicals historical 2003 effective income tax rate of 31% adjusted for the tax effect of adding back to taxable income the write off of purchased in-process research and development, which is not deductible for income tax purposes. The income tax effect included in the pro forma adjustments for the nine months ended September 26, 2004 was calculated assuming all pro forma adjustments were taxed at Serologicals historical 2003 effective income tax rate of 31%.

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UNAUDITED PRO FORMA FINANCIAL INFORMATION